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                                                                    Exhibit 23.3



                      CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Cablevision Systems Corporation


    We consent to the inclusion of our report dated March 20, 1998, on the consolidated balance sheets of U.S. Cable Television Group, L.P. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and partners' capital (deficiency) and cash flows for the year ended December 31, 1997, and for the periods from January 1, 1996 to August 12, 1996, and August 13, 1996 to December 31, 1996, in the registration statement on Amendment No. 2 to Form S-1 and related prospectus of Mediacom Communications Corporation. We also consent to the inclusion of our report dated April 1, 1997, except as to Note 11 which is as of January 23, 1998, on the consolidated balance sheets of U.S. Cable Television Group, L.P. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations and partners' capital (deficiency) and cash flows for the periods from January 1, 1996 to August 12, 1996, and August 13, 1996 to December 31, 1996, and for the years ended December 31, 1995 and 1994, in the registration statement on Amendment No. 2 to Form S-1 and related prospectus of Mediacom Communications Corporation and to the reference to our firm under the heading "Experts" in the registration statement and related prospectus. Such reports include an explanatory paragraph related to a change in cost basis of the consolidated financial information as a result of a redemption of certain limited and general partnership interests effective August 13, 1996.



                                                /s/ KPMG LLP


Melville, New York

January 10, 2000